Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

July 21, 2005

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed by Intevac, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission on or about May 19, 2005, as amended, (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of a total of 2,000,000 shares of the Company’s common stock (the “Shares”), which may be offered for sale by the selling stockholders named therein to the public as described in the Registration Statement. As legal counsel for the Company, we have examined instruments, documents, certificates and records that we deem relevant and necessary for the basis of our opinion hereinafter expressed.

     It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati